                                                                 EXHIBIT 4.2




                                 LOAN AGREEMENT


        LOAN AGREEMENT, dated as of August 3, 1994, between Enron Corp., a Delaware corporation ("Enron"), and Enron Capital Resources, L.P.
("Resources"), a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act").

        WHEREAS, Enron, as general partner of Resources (the "General Partner"), intends to make a capital contribution to Resources in respect of its general partner interest in Resources (the "GP Interest") in an aggregate amount of $19,936,709 (the "GP Capital Contributions"), and Resources intends to issue and sell 3,000,000 shares of its 9% Cumulative Preferred Securities, Series A (the "Series A Preferred Securities"), with a liquidation preference equal to $25 per Preferred Security (the "Liquidation Preference").

        WHEREAS, Enron is guaranteeing the payment of Dividends (as defined in the Guarantee Agreement) on the Series A Preferred Securities required to be paid pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of Resources dated as of August 3, 1994 (the "Partnership Agreement"), the Redemption Price (as defined in the Guarantee Agreement) and the Liquidation Distribution (as defined in the Guarantee Agreement) on the Series A Preferred Securities all to the extent set forth in the Payment and Guarantee Agreement, dated as of August 3, 1994 (the "Guarantee Agreement");

        WHEREAS, Enron has asked Resources to make a loan to Enron in an aggregate principal amount equal to the sum of the aggregate GP Capital Contributions and the aggregate Liquidation Preference of the Series A Preferred Securities issued and sold by Resources; and

        WHEREAS, Resources is willing to make the aforementioned loan to Enron, on the terms and conditions hereinafter stated.

        NOW THEREFORE, Enron and Resources hereby agree as follows:

                                   ARTICLE I

                                    THE LOAN

        Section 1.01 The Loan. Subject to the terms and conditions herein, Resources agrees to make a loan to Enron on the date hereof in an aggregate principal amount of $94,936,709 in next day funds. Such loan shall be referred to herein as the "Loan."

        Section 1.02. Term of the Loan; Mandatory Prepayment. (a) If Resources redeems Series A Preferred Securities in accordance with the terms thereof, the Loan shall become due and payable in a principal amount equal to the aggregate stated Liquidation Preference of the Series A Preferred Securities so redeemed, together with any and all accrued interest thereon.
Any payment pursuant to this Section 1.02(a) shall be made in next-day funds prior to 12:00 noon, New York time, on the date fixed for such redemption or at such other time on such earlier date as Resources and Enron shall agree.

        (b) The entire principal amount of the Loan shall become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest as defined below, if any, on the earliest of August 31, 2024 or the date upon which Enron is dissolved, wound-up or liquidated or the date upon which Resources is dissolved, wound-up or liquidated.

        Section 1.03. Optional Prepayment. Enron shall have the right to prepay the Loan, without premium or penalty,

                (i) in whole or in part (together with any accrued but unpaid interest, including Additional Interest, if any, on the portion being prepaid) at any time on or after August 31, 1999; and

                (ii) in whole (together with all accrued and unpaid interest, including Additional Interest thereon) at any time if, subsequent to the date hereof, legislation is enacted or existing law is modified or interpreted in a manner that causes Resources to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal or state income tax purposes with respect to its operations for any period prior to August 31, 1999, provided that Resources, with the consent of Enron, has elected to redeem all of the Series A Preferred Securities. For purposes of the foregoing, such right to redeem shall exist in the event that Enron is advised by independent legal counsel that a substantial risk exists that Resources will be so treated or taxed as a result of such legislation, modification or interpretation that occurred after the date hereof. If Enron exercises its right to prepay the Loan pursuant to this Section 1.03(ii), the date of such prepayment shall be no earlier than one Business Day prior to the first day of the earliest period with respect to which Resources may be so treated as an association taxable as a corporation or otherwise taxable as an entity for federal or state income tax purposes.


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                                   ARTICLE II

                                    INTEREST

        Section 2.01. Interest on the Loan. The Loan shall bear interest at an annual rate equal to 9% from the date they are made until maturity. Such interest shall be payable on the last day of each calendar month of each year, commencing August 31, 1994. In the event that any date on which interest is payable on the Loan is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York are authorized or required by law to close.

        Section 2.02. Additional Interest. If at any time Resources shall be required to pay any Additional Amounts in respect of the Series A Preferred Securities pursuant to the terms thereof, then, in any such case, Enron will pay as interest an amount equal to such Additional Amounts ("Additional Interest") as may be necessary in order that the net amounts received and retained by Resources after paying such Additional Amounts shall result in Resources' having such funds as it would have had in the absence of the obligation to pay such Additional Amounts. The term "Additional Amounts" shall mean any additional distributions required to be made pursuant to the Partnership Agreement in respect of distributions (other than distributions on liquidation) that are in arrears. In addition, if Resources is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, Enron will also pay as Additional Interest such amounts as shall be required so that the net amounts received and retained by Resources after paying any such taxes, duties, assessments or governmental charges will be not less than the amounts Resources would have received and retained had no such taxes, duties, assessments or governmental charges been imposed.

        Section 2.03. Extension of Interest Payment Period. Notwithstanding the provisions of Section 2.01, Enron shall have the right at any time during the term of the Loan, so long as Enron is not in default in the payment of interest on the Loan, to extend the interest payment period to up to 60 months, at the end of which period Enron shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Loan to the extent permitted by applicable law); and provided that, during any such extended interest payment period Enron shall not


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

declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock. Prior to the termination of any such extended interest payment period, Enron may further extend the interest payment period, provided that such extended interest payment period together with all such further extensions thereof may not exceed 60 months. Enron shall give Resources notice of its selection of such extended interest payment period one Business Day prior to the earlier of (i) the date on which a Dividend on the Series A Preferred Securities is payable or (ii) the date Resources is required to give notice of the record or payment date of such related Dividend to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Series A Preferred Securities, but in any event not less than two Business Days prior to such record date. Enron shall cause Resources to give such notice of Enron's selection of such extended interest payment period to the holders of the Series A Preferred Securities.


                                  ARTICLE III

                                    PAYMENTS

        Section 3.01. Method and Date of Payment. Each payment by Enron of principal and interest (including Additional Interest, if any) on the Loan shall be made to Resources in lawful money of the United States, in next-day funds for principal payments and in same day funds for interest payments, at such place and to such account as may be designated by Resources.

        Section 3.02. Set-off. Notwithstanding anything to the contrary herein, Enron shall have the right to set-off any payment it is otherwise required to make hereunder with and to the extent Enron has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee Agreement.


                                   ARTICLE IV

                                 SUBORDINATION

        Section 4.01. Subordination. Enron and Resources covenant and agree, and the holders of the Series A Preferred Securities (and any trustee appointed by such holders) by their acceptance of such Series A Preferred Securities likewise agree, that the Loan is subordinate and junior in right of payment to all Senior Indebtedness as provided herein. The term "Senior Indebtedness" shall mean the principal, premium, if any, and interest on (i) all indebtedness of Enron, whether outstanding on the date hereof or hereafter created, incurred or assumed,


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

which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities, (ii) any indebtedness of others of the kinds described in the preceding clause (i) for the payment of which Enron is responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise, (iii) any indebtedness secured by a lien upon property owned by Enron and upon which indebtedness Enron customarily pays interest, even though Enron has not assumed or become liable for the payment of such indebtedness and
(iv) amendments, renewals, extensions and refundings of any such indebtedness, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to the Loan and except that Senior Indebtedness shall not include the indebtedness pursuant to the Loan Agreement dated as of November 15, 1993 between Enron and Enron Capital LLC and any extensions or refundings thereof (the "Pari Passu Debt"). Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of these subordination provisions irrespective of (i) any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness, (ii) any exchange or release of, or non-perfection of any lien on or security interest in, any collateral, or any release from, amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Indebtedness, (iii) any other circumstance which might otherwise constitute a defense available to or discharge of Resources to the holders of the Series A Preferred Securities (or any trustee appointed by such holders) in respect of the provisions of this Section 4.01, or (iv) any act or failure to act on the part of Enron or by any act or failure to act, in good faith, by any holder of Senior Indebtedness, or by any noncompliance by Enron with the terms of this Agreement, regardless of any knowledge thereof which any person may have or be otherwise charged with.

        Upon the maturity of any Senior Indebtedness by lapse of time, acceleration (unless waived) or otherwise (including all installments of principal and interest), all Senior Indebtedness then due and owing shall first be paid in full, or such payment duly provided for in cash (or in securities or other property satisfactory to all of the holders of such Senior Indebtedness), before any payment is made on the account of the Loan.

        In the event that (i) Enron shall default in the payment of any principal, or premium, if any, or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice describing such event of default, and requesting commencement of


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

payment blockage on the Loan, is given to Enron by the holders of Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made on account of the Loan or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of the Loan. Enron will give prompt written notice to Resources of any default in the payment of any Senior Indebtedness and of any dissolution, winding up or reorganization of Enron.


        In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, composition or other similar proceeding relating to Enron or its property or for the benefit of its creditors, (ii) any proceeding for the liquidation, dissolution or other winding up of Enron, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by Enron for the benefit of creditors, or
(iv) any other marshalling of the assets of Enron, all Senior Indebtedness (including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshalling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on the Loan. Any payment or distribution, whether in cash, securities or other property (other than securities of Enron or any other corporation provided for by a plan of reorganization, the payment of which is subordinate, at least to the extent provided in the subordination provisions hereof with respect to the indebtedness evidenced by the Loan, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of the Loan (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Enron being subordinated to the payment of the Loan) shall be paid or delivered directly to the holders of Senior Indebtedness or to their representative, or to the trustee under the indenture or agreement (if any) pursuant to which such Senior Indebtedness may have been issued, in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full. No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness constituting the Loan by any act or failure to act on the part of Enron.

        Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash (or securities or other property satisfactory to such holders) in full payment of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, Resources shall be subrogated to all the rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until the


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

Loan shall have been paid in full, and such payments or distributions of cash, securities or other property received by Resources, by reason of such subrogation, which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between Enron and its creditors other than the holders of Senior Indebtedness, on the one hand, and Resources, on the other, be deemed to be a payment by Enron on account of Senior Indebtedness, and not on account of the Loan.

        In the event that notwithstanding the provisions of this Section 4.01 Enron shall make any payment on the Loan to Resources or Resources receives any payment or distribution of assets of Enron (other than securities of Enron or any other corporation provided for by a plan of reorganization, the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Loan, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization), at any time before all Senior Indebtedness is paid in full, then such payment shall be held by Resources, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness or their representative or the trustee under the indenture or other agreement (if any) pursuant to which Senior Indebtedness may have been issued, in accordance with the priorities then existing among such holders, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

        The Loan shall not be subordinate in right of payment to, and shall rank pari passu with, the Pari Passu Debt.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

        Section 5.01. Representations and Warranties. Enron represents and warrants to Resources that:

                (a) Good Standing. Enron is a corporation duly incorporated and validly existing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as now being conducted.

                (b) Power and Authority. Enron has full power and authority to enter into this Agreement and to incur and perform the obligations provided


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

        for herein, all of which have been duly authorized by all proper and necessary action.

                (c) No Conflict. The execution and delivery of this Agreement and the performance by Enron of all its obligations hereunder will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Enron is a party or by which Enron is bound or subject, nor will this Agreement result in a violation of the provisions of Enron's Restated Certificate of Incorporation or by-laws.

                (d) Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Enron enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.


                                   ARTICLE VI

                                   COVENANTS

        Section 6.01. Covenants. (a) Enron agrees (i) that it shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock if at such time
(a) there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default hereunder or (b) Enron shall be in default with respect to its payment or other obligations under the Guarantee Agreement, (ii) to maintain direct or indirect 100% ownership of the GP Interest and to timely perform all of its duties as General Partner of Resources, (iii) to cause at least 21% of the total value of Resources and at least 21% of all interests in the capital, income, gain, loss, deduction and credit of Resources to be represented by the GP Interest, (iv) not to voluntarily dissolve, wind-up or liquidate Resources, (v) to remain the General Partner of Resources and to timely perform all of its duties as General Partner of Resources (including the duty to pay Dividends on the Series A Preferred Securities), and (vi) to use its reasonable efforts to cause Resources to remain a limited partnership formed under the Delaware Act and otherwise continue to be treated as a partnership for United States federal income tax purposes.

        (b) Enron agrees that its obligations under this Agreement will also be for the benefit of the holders from time to time of Series A Preferred Securities, and Enron acknowledges and agrees that such holders will be entitled to enforce this Agreement directly against Enron as provided in
Article VII.

        (c) Enron agrees not to merge with or into another entity, or permit another entity to merge with or into it, and agrees not to sell, transfer or lease all or substantially all of its assets to another entity unless: (i) at such time no Event of Default hereunder has occurred and is continuing, or would occur as a result of such merger, sale, transfer or lease, and (ii) Enron is the survivor of such merger or the survivor of such merger or entity to which Enron's assets are sold, transferred or leased is an entity organized under the laws of the United States or any state thereof, assumes all of Enron's obligations under this Agreement and becomes the General Partner.


                                  ARTICLE VII

                               EVENTS OF DEFAULT

        Section 7.01. Events of Default. If one or more of the following events (each an "Event of Default") shall occur and be continuing:

                (a) default in the payment of interest on the Loan, including any Additional Interest in respect of the Loan, when due for 10 days (whether by virtue of the provisions described under Article IV hereof or otherwise); provided that a valid extension of the interest payment period by Enron pursuant to Section 2.03 hereof shall not constitute a default in the payment of interest for this purpose; or

                (b)  default in the payment of principal on the Loan when due;
        or

                (c)  the dissolution, winding up or liquidation of Resources;
        or

                (d)  the bankruptcy, insolvency or liquidation of Enron; or

                (e) breach of any covenants contained herein continued for 30 days after notice to Enron from any Preferred Securityholder;

then, in every such event, and at any time thereafter during the continuance of such event, Resources will have the right to declare the principal of and the interest on the Loan (including any Additional Interest and any interest subject to an extension of the interest payment period) and any other amounts payable on the Loan to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding. Enron expressly acknowledges that under the terms of the Series A Preferred Securities, the holders of the outstanding Series A Preferred Securities


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

shall have the right to appoint a trustee, which trustee shall be authorized to exercise Resources's creditor rights under this Agreement, and Enron agrees to cooperate with such Trustee.



                                  ARTICLE VIII

                                 MISCELLANEOUS

        Section 8.01. Notices. All notices hereunder shall be deemed given by a party hereto if in writing and delivered personally or by telegram or facsimile transmission or by registered or certified mail (return receipt requested) to the other party at the following address for such party (or at such other address as shall be specified by like notice):

                 If to Resources, to:

                 Enron Capital Resources, L.P.
                 c/o Enron Corp., as General Partner
                 1400 Smith Street
                 Houston, Texas 77002
                 Fax No.:  (713) 853-3920

                 Attention:  Treasurer

                 If to Enron, to:

                 Enron Corp.
                 1400 Smith Street
                 Houston, Texas 77002
                 Fax No.:  (713) 853-3920

                 Attention:  Treasurer

        Any notice given by mail or telegram or facsimile transmission shall be effective when received.

        Section 8.02. Binding Effect. Enron shall have the right at all times to assign any of its rights or obligations under this Agreement to a direct or indirect wholly-owned subsidiary of Enron; provided that, in the event of any such assignment, Enron shall remain jointly and severally liable for all such obligations. Resources may not assign any of its rights hereunder without the prior written consent of Enron. Subject to the foregoing, this Agreement shall be binding upon and inure to


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
the benefit of Enron and Resources and their respective successors and assigns. This Agreement may not otherwise be assigned by Enron or Resources.


        Section 8.03. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

        Section 8.04. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

        Section 8.05. Amendments. This Agreement may be amended by mutual consent of the parties in the manner the parties shall agree; provided that, so long as any of the Series A Preferred Securities remain outstanding, no such amendment shall be made that adversely affects the holders of Series A Preferred Securities, and no termination of this Agreement shall occur, and no Event of Default or compliance with any covenant under this Agreement may be waived by Resources, without the prior approval of the holders of at least 66-2/3% in liquidation preference (as defined in the Partnership Agreement) of the Series A Preferred Securities, unless and until the Loan and all accrued and unpaid interest thereon (including Additional Interest, if any) shall have been paid in full.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                        ENRON CORP.



                                        By:_____________________________
                                           Name:
                                           Title:


                                        ENRON CAPITAL RESOURCES, L.P.



                                        By:  Enron Corp.,
                                               as General Partner



                                        By:_____________________________
                                           Name:
                                           Title:





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